Exhibit 99.3

August 1, 2012

Board of Directors

Cooper Industries plc

600 Travis Street Suite 5600

Houston, Texas 77002-2909

Re:	Amendment No. 1 to the Registration Statement on Form S-4 of Eaton Corporation Limited, filed on July 31, 2012 (File No. 333-182303)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated May 21, 2012 (the “Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Eaton Corporation (“Eaton”) and its affiliates) of the outstanding ordinary shares of Cooper Industries plc (the “Company”), par value $0.01 per share, of the Consideration (as defined in the Opinion Letter) to be paid to such holders pursuant to the Transaction Agreement, dated as of May 21, 2012, by and among Eaton, Abeiron Limited, Comdell Limited, Turlock B.V., Turlock Corporation and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein and is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement, proxy statement, prospectus or any other document, except in accordance with our prior written consent. We understand that the Company has determined to include the Opinion Letter in the above-referenced Amendment No. 1 to the Registration Statement.

In that regard, we hereby consent to the reference to the Opinion Letter under the captions “Summary — Opinion of Cooper’s Financial Advisor,” “The Transaction — Background of the Transaction,” “The Transaction — Recommendation of the Cooper Board of Directors and Cooper’s Reasons for the Transaction — Opinion of Financial Advisor” and “The Transaction — Opinion of Cooper’s Financial Advisor” and to the inclusion of the Opinion Letter in the Joint Proxy Statement/Prospectus included in the above-mentioned Amendment No. 1 to the Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the above-mentioned Amendment No. 1 to the Registration Statement and that our opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to in whole or in part in any registration statement (including any subsequent amendments to the above-mentioned Amendment No. 1 to the Registration Statement), proxy statement, prospectus or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goldman, Sachs & Co.
(GOLDMAN, SACHS & CO.)